Exhibit 99.1

KANBAY INTERNATIONAL ANNOUNCES DEFINITIVE AGREEMENT TO
ACQUIRE ADJOINED CONSULTING AND REPORTS STRONG EARNINGS

Will Create a Tier-One Provider of Global IT Services

Reports Strong Fourth Quarter And Full Year 2005 Results

ROSEMONT, Ill – February 13, 2006— Kanbay (NASDAQ:KBAY), a global IT services firm focused on the financial services industry, today reported strong financial results for its fourth quarter and full year ended December 31, 2005 and announced it has signed a definitive agreement to acquire Adjoined Consulting, Inc.

Full Year and Fourth Quarter 2005 Financial Highlights:

•                  Revenue for the full year was $230.5 million, a 26 percent increase over 2004

•                  Revenue from third parties in 2005 increased 48 percent year-over-year, excluding the products business divestiture

•                  Operating income in 2005 was $41.3 million, a 33 percent increase year-over-year

•                  Net income for the year was $33.1 million, an increase of 21 percent over 2004

•                  Diluted EPS was $0.88 for the year

•                  Revenue for the fourth quarter was $61.0 million, a 20 percent increase over the fourth quarter of 2004

•                  Operating margin for the fourth quarter was 18.6 percent, up 80 basis points year-over-year

•                  Net income for the fourth quarter was $8.9 million, up 11 percent over the fourth quarter of 2004

•                  Diluted EPS was $0.24 in the fourth quarter, up from $0.21 in the fourth quarter of 2004

Commenting on the results, Raymond Spencer, Chairman and CEO of Kanbay, said, “I am very pleased to report a strong fourth quarter that exceeded our expectations and an overall successful year in 2005 characterized by strong fundamentals and outstanding client growth.  In the year, we increased our number of active clients by 59 percent from the previous year.

In 2005, we built upon our solid platform and strengthened our core business.  Our results demonstrate that we are successfully executing on our strategy of servicing our clients by combining deep domain knowledge with technology expertise through a proven global delivery model.”

Bill Weissman, Kanbay’s Chief Financial Officer, added, “In 2005, we executed on our commitment to growing our third party relationships.  Excluding our product business divestiture, third party revenue increased 48 percent for the full year. We added over 1,500 net associates in the year and finished 2005 with over 5,200 associates globally.  We see continued strong demand and are making the necessary investments to enable our growth.”

Definitive Agreement to Acquire Adjoined Consulting

Kanbay also announced that it entered into a definitive agreement to acquire privately-held Adjoined Consulting, a mid-sized provider of strategic and operational consulting, technology integration and outsourcing services to Global 2000 clients.  The purchase price of approximately $165 million includes the exchange of all outstanding stock of Adjoined for approximately $95.7 million in cash and approximately $69.3 million in Kanbay common stock.

Making conservative estimates for synergies, the acquisition will be immediately cash accretive and is expected to be accretive to income on a run-rate basis within the next twelve months.  The transaction has been approved by both companies’ Board of Directors and Adjoined’s stockholders, and the acquisition is expected to close by mid-March following standard regulatory approvals and the satisfaction of other customary closing conditions.

Mr. Spencer commented, “This acquisition is an extension of our proven strategy.  The addition of Adjoined enhances our revenue diversification and ensures the achievement of third party revenue growth.  We are a creating a company that will provide an agile, highly integrated, single source solution that will position us well to compete in today’s changing business landscape.  We welcome all members of the Adjoined family – their management, their over 500 employees, and their impressive roster of clients – to the Kanbay family and look forward to working together.”

In conjunction with this transaction, Kanbay has secured a $125 million debt facility, consisting of a $50 million term loan and a $75 million revolver.  Mr. Weissman said, “The size and structure of the debt facility is designed to ensure ample liquidity.  Given the cash generating capabilities of Kanbay, we are comfortable with the business’ ability to support this level of debt.”

Headquartered in Miami, Florida, Adjoined offers a highly integrated suite of strategic and operational consulting, technology integration services, and outsourcing solutions to Global 2000 companies with a primary focus on the consumer and industrial products industry.

Rodney Rogers, Chairman, Chief Executive Office and Founder of Adjoined added, “Our similar cultures, complementary skill sets, service offerings, and focus on leveraging both industry and technology expertise make this combination a natural fit.  The new Kanbay is positioned as a leading professional services firm with strong vertical focus and is capable of offering our customers a fully integrated suite of strategic solutions through a proven global delivery platform.”

Mr. Spencer will continue in his role as Chairman and Chief Executive Officer and Rodney Rogers will become a Senior Managing Director at Kanbay.  Mr. Rogers will report directly to Mr. Spencer and will join Kanbay’s Global Executive Team.

UBS Investment Bank acted as financial advisor to Kanbay and Citigroup represented Adjoined.  Winston & Strawn LLP acted as legal advisor to Kanbay and Greenberg Traurig advised Adjoined.

Guidance

Before any contribution from Adjoined, for the first quarter of 2006 Kanbay is targeting revenue of $62.5 million dollars and diluted earnings per share of $0.20.  This includes a negative impact of $0.04 per diluted share due to the implementation of
FAS 123(R).

For the full year 2006, Kanbay announced on a stand-alone basis that it is targeting revenues of at least $280 million dollars and diluted earnings per share of $0.88, which includes a negative impact of $0.17 per diluted share due to the implementation of FAS 123(R).

This first quarter and full year 2006 guidance assumes no contribution from the Adjoined acquisition and is consistent with Kanbay’s previous long-term performance objectives.

For the full year 2006 including results of Adjoined Consulting, Kanbay is targeting revenues of at least $370 million and diluted earnings per share in the range of $0.79 and $0.83.  Excluding the negative FAS 123(R) impact, we expect diluted earnings per share to be in the range of $0.96 and $1.00.

Conference Call Details

Kanbay management had previously scheduled a conference call to discuss their results of operations for the fourth quarter and full year 2005 on February 22, 2006.  That call has now been rescheduled.  Kanbay management will now host a conference call on February 14, 2006, at 8:00 a.m. (ET) to discuss the Company’s results of operations as well as the definitive agreement to acquire Adjoined. To participate in the call, domestic callers can dial (866) 510-0711 and international callers can dial (617) 597-5379. The passcode for the conference call is 82164303. The conference call will also be webcast and accessible through Kanbay’s website at http://www.kanbay.com. Please access the website at least fifteen minutes prior to the call to register and download any required software. A replay of the conference call will be available for one week, until 5:00 p.m. (ET) on February 21, 2006, by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The passcode for the replay is 65608184. A webcast replay of the conference call will also be available for two weeks following the call, until 5:00 p.m. (ET) on February 28, 2006, through Kanbay’s website at http://www.kanbay.com.

About Kanbay

Founded in 1989, Kanbay International, Inc. (NASDAQ: KBAY) is a global IT services firm focused on the financial services industry. With over 5,200 associates, Kanbay provides its services primarily to banking institutions, insurance companies, and securities and investment firms. The company uses a global delivery model to provide application development, maintenance and support, software package selection and integration, business process and technology advice, and specialized services. Kanbay is a CMM Level 5 assessed company headquartered in greater Chicago with offices in United States and India as well as Toronto, London, Melbourne, Hong Kong, Singapore and Tokyo.  Further information about Kanbay can be found at http://www.kanbay.com.

About Adjoined

Founded in 2000, Adjoined Consulting is an industry-focused, full-service management consulting, technology services and outsourcing firm that offers strategic operational consulting, leading-edge technology integration, outsourcing solutions and original, independent research. With over 500 employees and more than 200 Global 2000 companies as clients, Adjoined focuses on solving business challenges for clients in the consumer & industrial products and financial services industries, along with delivering further vertical expertise in the communications & media and life sciences industries.  Headquartered in Miami, Adjoined also has offices in New York, Boston, Phoenix,

Washington, D.C., Atlanta and Tampa. Further information on Adjoined can be found at http://www.adjoined.com.

# # #

Forward-Looking Statements

This release contains statements relating to projections or future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any projections or future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” disclosure in our Form 10-K for the year ended December 31, 2004.

This release also contains forward-looking statements that involve risks and uncertainties relating to whether and when the acquisition of Adjoined will be consummated. The closing of the transaction and the closing date are subject to the satisfaction of agreed upon closing conditions could result in a failure of or delay in closing the transaction.  Kanbay assumes no obligation to update forward-looking statements.

Presentation of Non-GAAP Financial Measure

Kanbay presents revenue excluding the impact of the sale of the products business, which is a non-GAAP financial measure, in the text of this press release and the accompanying supplementary financial information. The Company’s management uses revenue excluding the impact of the sale of the products business to evaluate the quarterly and annual growth in the services business. In addition, this non-GAAP financial measure facilitates management’s internal comparisons to competitors’ growth in their services business. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP. In addition, the non-GAAP financial information provided may be different than similar measures used by other companies. However, the Company’s management believes this non-GAAP measure provides useful information to investors, potential investors, securities analysts and others so each group can evaluate the Company’s current and future growth in the services business in the same manner as management if they so chose. A reconciliation from revenue to revenue excluding the impact of the sale of the products business has been provided in the accompanying supplementary financial information.

Tables Follow

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Kanbay International, Inc.

Condensed Consolidated Statement of Income (Unaudited)

(dollars in thousands except per share amounts)

	Three months ended December 31		Twelve months ended December 31
	2005	2004	2005	2004
Net revenues—related parties	$41,701	$33,069	$149,030	$120,377
Net revenues—third parties	19,347	17,809	81,447	62,229
Total revenues	61,048	50,878	230,477	182,606
Cost of revenues	31,303	26,813	121,198	96,139
Gross profit	29,745	24,065	109,279	86,467
Sales and marketing expenses	4,876	4,440	18,791	17,501
General and administrative expenses	10,596	8,419	39,231	30,958
Stock compensation expense	78	305	337	1,179
Total selling, general and administrative expenses	15,550	13,164	58,359	49,638
Depreciation and amortization	2,860	1,852	9,353	5,712
Loss (gain) on sale of fixed assets	3	(2)	234	32
Income from operations	11,332	9,051	41,333	31,085
Other income (expense)
Interest income and other, net	564	328	1,797	431
Equity in earnings of affiliate	375	508	1,485	2,517
Total other income/(expense)	939	836	3,282	2,948
Income before income taxes	12,271	9,887	44,615	34,033
Income tax expense	3,327	1,850	11,475	6,679
Net income	8,944	8,037	33,140	27,354
Dividends on preferred stock				(277)
Income available to common stockholders	$8,944	$8,037	$33,140	$27,077

Income per share of common stock
Basic	$0.26	$0.25	$0.97	$1.02
Diluted	$0.24	$0.21	$0.88	$0.83
Weighted average number of common shares outstanding	34,720,583	32,516,556	34,120,045	26,573,373
Weighted average number of common and dilutive shares outstanding	37,219,256	37,751,111	37,488,167	33,087,554

Kanbay International, Inc.

Condensed Consolidated Statement of Financial Position (Unaudited)

(In thousands)

	December 31, 2005	December 31, 2004
Assets
Current Assets
Cash and cash equivalents	$19,520	$29,126
Restricted cash		2,478
Short term investments	54,918	35,730
Trade accounts receivable	51,770	24,664
Other current assets	13,661	17,099
Total Current Assets	139,869	109,097
Property and equipment - net	45,745	20,892
Investment in affiliate	22,567	25,094
Long term investments		24,423
Other assets	9,295	660
Total Assets	217,476	$180,166
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	3,878	$3,972
Accrued and other current liabilities	24,361	33,114
Total Current Liabilities	28,239	37,086
Total Non Current Liabilities	1,122
Total Liabilities	29,361	37,086
Stockholders’ Equity	188,115	143,080
Total Liabilities and Stockholders’ Equity	217,476	$180,166

Kanbay International, Inc.

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(In thousands)

	Years ended December 31,
	2005	2004
Operating activities
Net income	$33,140	$27,354
Adjustments to reconcile net income to net cash provided by (used in) operating activities	15,890	8,404
Changes in operating assets and liabilities
Trade accounts receivable	(24,834)	(13,924)
Other assets	5,946	(11,146)
Trade accounts payable	(529)	1,622
Other liabilities	(12,509)	14,309
Net cash provided by operating activities	17,104	26,619
Investing activities
Additions to property and equipment	(30,008)	(15,329)
Purchase of businesses, net of cash acquired	(11,406)
Sale (purchase) of investments	5,235	(60,154)
Other investing activities	4,194	(1,045)
Net cash used in investing activities	(31,985)	(76,528)
Financing activities
Proceeds from IPO, net of costs		60,356
Proceeds from exercise of options and stock purchase plan	5,283	1,088
Other financing activities	(18)
Net cash provided by financing activities	5,265	61,444
Effect of exchange rates on cash and cash equivalents	10	172
Decrease in cash and cash equivalents	(9,606)	11,707
Cash and cash equivalents at beginning of period	29,126	17,419
Cash and cash equivalents at end of period	19,520	29,126

Kanbay International, Inc.

Reconciliation from Revenue to Revenue Excluding the Impact of the Sale of the Products Business

(Unaudited)

(in thousands)

	Twelve months ended December 31
	2005	2004

Net revenues - third parties	$81,447	$62,229
Less: Net revenues - third parties from products business	(4,602)	(10,197)

Net revenues - third parties excluding impact of sale of products business	$76,845	$52,032